UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.1) *

Carolina Bank Holdings Inc (CLBH)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

143785103
(CUSIP Number)

12/31/2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 143785103	Page 2 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No. 143785103	Page 3 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC.

CUSIP No. 143785103	Page 4 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No. 143785103	Page 5 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Bridge Equities VIII, LLC.

CUSIP No. 143785103	Page 6 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Bridge Equities IX, LLC.

CUSIP No. 143785103	Page 7 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Bridge Equities X, LLC.

.

CUSIP No. 143785103	Page 8 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Bridge Equities XI, LLC.

CUSIP No. 143785103	Page 9 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 0 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 0 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 0 shares of common stock of the Issuer held by Bridge Equities III, LLC, 0 shares of common stock of the Issuer held by Bridge Equities VIII LLC, 0 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 0 shares of common stock of the Issuer held by Bridge Equities X, LLC and 0 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 0 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

(2)	Consists of 0 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 0 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 0 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No. 143785103	Page 10 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin S. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 0 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 0 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 0 shares of common stock of the Issuer held by Bridge Equities III, LLC, 0 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 0 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 0 shares of common stock of the Issuer held by Bridge Equities X, LLC and 0 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 0 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

(2)	Consists of 0 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 0 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 0 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No. 143785103	Page 11 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Bridge Equities III, LLC, 0 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 0 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 0 shares of common stock of the Issuer held by Bridge Equities X LLC and 0 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No. 143785103	Page 12 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 0 shares of common stock of the Issuer held by Bridge Equities III, LLC, 0 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 0 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 0 shares of common stock of the Issuer held by Bridge Equities X, LLC and 0 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No. 143785103	Page 13 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	0 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		CO

(1) Consists of 0 shares of common stock of the Issuer held by Bridge Equities III, LLC, 0 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 0 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 0 shares of common stock of the Issuer held by Bridge Equities X, LLC and 0 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No. 143785103	Page 14 of 18

Item 1(a).	Name of Issuer:

Carolina Bank Holdings Inc (CLBH)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

101 North Spring Street Greensboro, NC 27401

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Opportunity Long/Short Fund LLC

Bridge Equities III, LLC

Bridge Equities VIII, LLC

Bridge Equities IX, LLC

Bridge Equities X, LLC

Bridge Equities XI, LLC

FJ Capital Management LLC

Martin S. Friedman SunBridge Manager LLC SunBridge Holdings LLC Realty Investment Company Inc
Item 2(b).	Address of Principal Business Office or, if None, Residence:
Financial Opportunity Fund LLC 1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Financial Opportunity Long/Short Fund LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Bridge Equities III LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities XI, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

FJ Capital Management, LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

CUSIP No. 143785103	Page 15 of 18

Martin S. Friedman

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company, Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen
Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:
143785103

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

CUSIP No. 143785103	Page 16 of 18

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Ownership information is provided as of:

(a)	Amount beneficially owned:

Financial Opportunity Fund LLC – 0 shares

Financial Opportunity Long/Short Fund LLC – 0 shares

Bridge Equities III, LLC – 0 shares

Bridge Equities VIII, LLC – 0 shares

Bridge Equities IX, LLC – 0 shares

Bridge Equities X, LLC – 0 shares

Bridge Equities XI, LLC – 0 shares

FJ Capital Management LLC – 0 shares

Martin S. Friedman – 0 shares

SunBridge Manager, LLC – 0 shares

SunBridge Holdings, LLC – 0 shares

Realty Investment Company, Inc – 0 shares

(b)	Percent of class:

Financial Opportunity Fund LLC – 0.00%

Financial Opportunity Long/Short Fund LLC – 0.00%

Bridge Equities III, LLC – 0.00%

Bridge Equities VIII, LLC – 0.00%

Bridge Equities IX LLC – 0.00%

Bridge Equities X, LLC – 0.00%

Bridge Equities XI, LLC – 0.00%

FJ Capital Management LLC – 0.00%

Martin S. Friedman – 0.00%

SunBridge Manager, LLC – 0.00%

SunBridge Holdings LLC – 0.00%

Realty Investment Company, Inc – 0.00%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons – 0

(ii) Shared power to vote or to direct the vote

CUSIP No. 143785103	Page 17 of 18

Financial Opportunity Fund LLC – 0 shares

Financial Opportunity Long/Short Fund LLC – 0shares

Bridge Equities III, LLC – 0 shares

Bridge Equities VIII, LLC – 0 shares

Bridge Equities IX, LLC – 0 shares

Bridge Equities X, LLC – 0 shares

Bridge Equities XI, LLC – 0 shares

FJ Capital Management LLC – 0 shares

Martin S. Friedman – 0 shares

SunBridge Manager, LLC – 0 shares

SunBridge Holdings, LLC – 0 shares

Realty Investment Company, Inc – 0 shares

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

Financial Opportunity Fund LLC – 0 shares

Financial Opportunity Long/Short Fund LLC – 0 shares

Bridge Equities III, LLC – 0 shares

Bridge Equities VIII, LLC – 0 shares

Bridge Equities IX, LLC – 0 shares

Bridge Equities X, LLC – 0 shares

Bridge Equities XI, LLC – 0 shares

FJ Capital Management LLC – 0 shares

Martin S. Friedman – 0 shares

SunBridge Manager, LLC – 0 shares

SunBridge Holdings, LLC – 0 shares

Realty Investment Company, Inc – 0 shares

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

CUSIP No. 143785103	Page 18 of 18

Item 10.	Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/13/2017

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:      /s / Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

Financial Opportunity Long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:      /s / Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By:       /s / Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

/s / Martin S. Friedman
MARTIN S. FRIEDMAN

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:        /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Vice President

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:        /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Vice President

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By:        /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Vice President

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By:        /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Vice President

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:        /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Vice President

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:         /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Vice President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:        /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Vice President

realty investment company, inc.

By:        /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Vice President

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Carolina Bank Holdings, Inc. shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC		Bridge Equities III, LLC
By:	FJ Capital Management, LLC	By:	SunBridge Manager, LLC, its Managing Member

By:	/s / Martin S. Friedman		By: /s/ Christine A. Shreve
	Name: Martin S. Friedman		Name: Christine A. Shreve
	Title: Managing Member		Title: Vice President

Financial Opportunity LonG/Short Fund LLC		Bridge Equities VIII, LLC
By:	FJ Capital Management, LLC	By:	SunBridge Manager, LLC, its Managing Member

By:	/s / Martin S. Friedman		By: /s/ Christine A. Shreve
	Name: Martin S. Friedman		Name: Christine A. Shreve
	Title: Managing Member		Title: Vice President

Bridge Equities IX, LLC
		By:	SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
FJ Capital Management LLC			Title: Vice President

Bridge Equities X, LLC
		By:	SunBridge Manager, LLC, its Managing Member
By: /s / Martin S. Friedman

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Vice President

Bridge Equities XI, LLC
		By:	SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Vice President

SunBridge mANAGER, LLC
		By:	SunBridge Holdings, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Vice President
/s / Martin S. Friedman
MARTIN S. FRIEDMAN

SunBridge Holdings, LLC
By:	Realty Investment Company, Inc., its Manager

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Vice President

realty investment company, inc.

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Vice President